EXHIBIT 99.4

The Frontier Fund	BEACH SERIES – 1
The Common Sense Investment Alternative	Trading Advisor:
Beach Capital Management Limited

Highlights of the Beach Series

■	Managed by Beach Capital Management Limited, one of Europe’s largest commodity trading advisors (Trading Advisors)

■	Diversification across more than 80 futures and currency markets worldwide

■	Uses Beach’s Discretionary Program, a managed futures trading program based on discretionary execution of a rigorous, mathematically-defined trading system

Trading Advisor – Beach Capital Management Limited (London, England)

■	Established 1998

■	Manages more than $800 million of managed futures investments (as of August 31, 2003)

■	Uses a sophisticated medium-term, trend-capturing system developed by David Beach, chief executive officer, that employs rigorous technical research and proprietary pattern recognition

Additional information concerning this series and Trading Advisor is contained in the Prospectus of The Frontier Fund and the Beach Series Appendix.

Pro Forma Composite Performance1

Year	Annual Return
2003 (Jan. – Aug.)	0.08%
2002	11.32%
2001	3.09%
2000	2.99%
1999	23.25%
1998	43.18%

1. The actual trading composite results of Beach’s Discretionary Program; pro forma for expenses of The Frontier Fund applicable to the Beach Series 1 Units as set forth in the Break Even Table below.

Summary Performance Comparison: January 1998 – August 2003

	Beach Discretionary Program	U.S. Stocks	U.S. Bonds	Managed Futures
Compound Annual Return	13.87%	2.11%	6.83%	5.78%
Worst Historical Loss	-15.73%	-44.73%	-3.55%	-14.29%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Worst Historical Loss: measure of risk (also known as Maximum Drawdown) that illustrates the largest peak-to-valley decline, based on monthly rates of return, during a given time period. The time period of analysis is January 1998 – August 2003.

Stocks: S&P 500 Index (dividends reinvested). Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Bonds: Lehman Brothers Aggregate Bond Market Index. Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Managed Futures: CISDM Public Fund Index. Source: Managed Account Reports, Inc.

[note to VAMI chart – placement subject to design/layout] The actual trading composite results of Beach’s Discretionary Program; pro forma for expenses of The Frontier Fund applicable to the Beach Series 1 Units as set forth in the Break Even Table below.

Projected 12-Month Breakeven Analysis Beach Series – 1	Expenses as a % of initial investment
Syndication and Selling Expenses	0.00%
Trust Operating Expenses	0.00%
Management Fee	2.00%
Service Fee	3.00%
Brokerage Commissions and Trading Fees	1.90%
Incentive Fee	0.25%
Less Interest Income	0.00%
Amount of Trading Income Required for the Trust’s Net Asset Value per Unit (Redemption Value) at the End of One Year to Equal the Selling Price per Unit	7.15%

Features and Benefits of The Frontier Fund

■	Access to multiple levels of diversification with one investment

■	Professional management at 3 levels – Managing Owner + Trading Advisor + Fund Administrator

■	Daily valuation, liquidity and switching among several separate funds without penalty

■	Reporting – monthly performance reports, annual financial and tax information

■	Cost efficiencies – low minimum investment and breakeven analysis

■	Limited liability

Fund Summary

Minimum subscription	$1,000 (except for Benefit Plan Investors including IRAs who have no minimum)

Eligible subscribers

At a minimum, you must have either (1) a net worth (exclusive of your home, home furnishings and automobiles) of at least $150,000 or (2) a net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000. A significant number of states impose substantially higher suitability standards on their residents than these minimums. See the Prospectus for additional information.

Form of organization	Delaware Trust; Wilmington Trust Company, Trustee

Managing Owner	Equinox Fund Management, LLC

Fund Administrator	The Bornhoft Group Corporation

THE BROCHURE MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND. THIS BROCHURE SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS. AN INVESTMENT IN THE FRONTIER FUND IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.

Please contact your financial advisor to discuss whether this investment is suitable for your overall financial objectives. Read the Prospectus carefully for a detailed description of the fund and inherent risk factors. All investors must submit a fully executed subscription agreement to us.

Equinox Fund Management, LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

(303) 837-0600

info@xxxxxxx.com [general email address needed]